Exhibit 99.1

Motorsport Games Reports Third Quarter 2021 Financial Results

MIAMI, Nov. 4, 2021 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for the third quarter ended September 30, 2021. The Company also posted a Third Quarter 2021 review video and Q3 Earnings Slides highlighting key milestones that occurred in the period, which are accessible on the investor relations section of its website.

Dmitry Kozko, Chief Executive Officer of Motorsport Games, commented, “We are thrilled to have released our first, built from the ground up, NASCAR title, NASCAR 21: Ignition on October 28, 2021. This is a significant achievement for us as we all are incredibly excited to start to showcase our passion and capabilities. We are also delighted to announce that we are continuing platform expansion by bringing the first-ever NASCAR title to Nintendo Switch. NASCAR Heat Ultimate Edition+ will bring the joy of NASCAR racing to the NASCAR Switch community comprised of fans from around the world. We started accepting pre-orders on October 15, 2021, with an official release date of November 19, 2021. With these two titles launching, we continue to believe we are well-positioned to reach our outlook for the full year.”

Kozko also commented, “On the esports front, we officially launched the Le Mans Virtual Series in the third quarter of 2021. The first two rounds have been completed and we are anticipating a spectacular grand finale event for the 24 Hours of Le Mans virtual as a live, televised event from the 2022 Autosport International motorsport show on January 15-16, 2022.”

Third Quarter 2021 and Subsequent Business Update

●	INDYCAR License Agreement. The Company has entered into a gaming and esports license partnership with INDYCAR. The esports and gaming licenses are long-term agreements for the development of the official games and esports of the INDYCAR Series. The debut title is expected to launch in 2023 on Xbox and PlayStation consoles as well as for PCs.

●	2021 Le Mans Virtual Series Esports Event. A product of the joint venture between Motorsport Games and the Automobile Club de l’Ouest, the creators and organizers of the world-famous 24 Hours of Le Mans and promoter of the FIA World Endurance Championship (FIA WEC), the Le Mans Virtual Series returns to competition with a revised format and portfolio of prestigious partners. The event will be held on January 15-16, 2022 at Autosport International and includes a $250,000 prize pool, as well as an exciting live grand finale that will be televised for all fans.

●	NASCAR 21: Ignition. The Company officially launched its new NASCAR franchise racing game, NASCAR 21: Ignition, on October 28, 2021, on PlayStation, Xbox and PC.

●	NASCAR Game for Nintendo Switch. The Company announced the upcoming launch of NASCAR Heat Ultimate Edition+ on Nintendo Switch, the first-ever NASCAR title to come to Nintendo Switch. The launch date is targeted for November 19, 2021.

●	Board of Directors Addition. The Company added 30-year gaming, entertainment and consumer industry leader Peter Moore to its board of directors. Mr. Moore’s involvement with Motorsport Games will give him the opportunity to leverage his career experiences in sports and gaming with his personal passions in motorsports and cars.

Financial Results for the Three and Nine Months Ended September 30, 2021

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$2,138,466	$8,988,197	$6,851,525	$16,111,581
Cost of revenues	949,139	2,920,747	2,637,250	5,261,483
Gross profit	1,189,327	6,067,450	4,214,275	10,850,098

Operating expenses:
Sales and marketing	1,348,773	961,450	3,077,213	2,321,635
Development	3,015,233	1,300,314	6,083,773	3,438,461
General and administrative	3,130,944	936,818	22,612,162	2,227,373
Depreciation and amortization	81,874	38,016	179,097	50,083
Total operating expenses	7,576,824	3,236,598	31,952,245	8,037,552
(Loss) income from operations	(6,387,497)	2,830,852	(27,737,970)	2,812,546
Interest expense	(160,310)	(230,965)	(311,748)	(448,325)
Gain (loss) attributable to equity method investment	-	(40,530)	1,370,837	(69,764)
Other (loss) income, net	(110,822)	46,337	(26,115)	79,195
Net (loss) income	(6,658,629)	2,605,694	(26,704,996)	2,373,652
Less: Net (loss) income attributable to non-controlling interest	(99,114)	1,412,329	(553,413)	1,498,233
Net (loss) income attributable to Motorsport Games Inc.	$(6,559,515)	$1,193,365	$(26,151,583)	$875,419
Net loss attributable to Class A common stock per share :
Basic and diluted	$(0.56)		$(2.32)

Weighted-average shares of Class A common stock outstanding :
Basic and diluted	11,635,897		11,285,757

For the three months ended September 30, 2021, revenues from the Gaming segment decreased $6.7 million, or 77%, to $2.0 million from $8.8 million for the three months ended September 30, 2020. The decrease in the Gaming segment revenues compared to the 2020 period was primarily due to the launch of a new game release in Q3-2020, which did not recur in Q3-2021 and the resulting lower sales of console and PC games. The NASCAR Heat 5 game was released in July 2020 and the majority of sales from a new release occur closest to the launch date. As an event subsequent to Q3-2021, the Company released its next generation NASCAR console/PC game, NASCAR 21: Ignition, on October 28, 2021, and also anticipates releasing NASCAR Heat Ultimate Edition+ on Nintendo Switch in the fourth quarter of 2021. Revenues from the sale of both these releases will be recorded as units are sold beginning in Q4-2021.

Esports segment revenues were $0.1 million and $0.2 million for the three months ended September 30, 2021 and 2020, respectively, a decrease of $0.1 million, or 51%, with the decline attributable to higher sponsorship revenues received during Q3-2020.

Net loss attributable to Motorsport Games Inc. was $6.6 million, or $0.56 per share of Class A common stock, for Q3-2021, as compared to net income attributable to Motorsport Games Inc. of $1.2 million for Q3-2020. The decrease in profitability was primarily due to lower revenues for Q3-2021 as a result of the 2021 new game release occurring after Q3-2021 as well as higher operating expenses due to an increase in the number of games being developed.

Net (loss) income was ($6.7) million and $2.6 million for the three months ended September 30, 2021 and 2020, respectively. Adjusted EBITDA loss(1) was $5.5 million for Q3-2021, as compared to an Adjusted EBITDA gain of $3.0 million for Q3-2020. The following table provides a reconciliation from net (loss) income to EBITDA and Adjusted EBITDA for Q3-2021 and Q3-2020:

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
GAAP: Net (loss) income	$(6,658,629)	$2,605,694
GAAP: Interest expense, net	160,310	230,965
GAAP: Depreciation and Amortization	557,924	154,397
EBITDA	(5,940,395)	2,991,056
IPO-related expenses	-	-
Acquisition-related expenses	193,099	-
Gain attributable to equity method investment	-	-
Stock-based compensation	292,173	-
Adjusted EBITDA	$(5,455,123)	$2,991,056

Jon New, Chief Financial Officer of Motorsport Games, commented “We exceeded analysts’ consensus expectations on revenues and gross margin for Q3-2021, while our Q3-2021 Adjusted EBITDA loss was higher than expected, primarily due to higher development expenses from newly-added games to our product pipeline and, to a lesser extent, higher marketing costs. The comparison of results for the third quarter and first nine months of 2021 were significantly affected by the timing of the NASCAR game releases, as discussed above.”

Nine Months Ended September 30, 2021 compared to Nine Months Ended September 30, 2020

Revenues were $6.9 million and $16.1 million for the nine months ended September 30, 2021 and 2020, respectively. For the nine months ended September 30, 2021, revenues from the Gaming segment decreased by $9.4 million, or 57%, to $6.7 million from $15.8 million for the nine months ended September 30, 2020. The decrease in revenues was due primarily to the timing of product releases as discussed above.

For the nine months ended September 30, 2021, revenues from the esports segment consisted of $0.12 million, which was comprised primarily of sponsorship and event revenues from Le Mans esports events. Esports segment revenue was $0.29 million for the nine months ended September 30, 2020. The difference of $0.17 million primarily relates to sponsorship income earned from the Formula E esports events during the nine months ended September 30, 2020.

Net loss attributable to Motorsport Games Inc. was $26.2 million, or $2.32 per share of Class A common stock, for the nine months ended September 30, 2021, as compared to net income attributable to Motorsport Games Inc. of $0.9 million for the nine months ended September 30, 2020.

Net (loss) income was ($26.7) million and $2.4 million for the nine months ended September 30, 2021 and 2020, respectively. The 2021 net loss of $26.7 million included $12.4 million of IPO-related expenses including non-cash, stock-based compensation of $9.5 million, non-cash depreciation and amortization of $1.2 million, partially offset by a $1.4 million non-cash gain on equity method investment.

Adjusted EBITDA loss(1) was $12.0 million for the nine months ended September 30, 2021, as compared to an Adjusted EBITDA gain of $3.3 million for the nine months ended September 30, 2020. The $15.3 million unfavorable variance includes $9.5 million of non-cash, stock-based compensation, $2.9 million of IPO-related expenses, $0.8 million in increased depreciation and amortization and $2.1 million of acquisition related expenses, partially offset by a $1.4 million non-cash gain on equity method investment. The following table provides a reconciliation from net (loss) income to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
GAAP: Net (loss) income	$(26,704,996)	$2,373,652
GAAP: Interest expense, net	311,748	448,325
GAAP: Depreciation and Amortization	1,217,234	457,729
EBITDA	(25,176,014)	3,279,706
IPO-related expenses	2,947,192	-
Acquisition-related expenses	2,123,665	-
Gain attributable to equity method investment	(1,370,837)	-
Stock-based compensation	9,485,362	-
Adjusted EBITDA	$(11,990,633)	$3,279,706

Business Outlook as of November 4, 2021

The Company expects full-year 2021 revenues of approximately $20.5 million and updated Adjusted EBITDA loss of approximately $12.0 million. We are pleased to have gained the INDYCAR license during the third quarter of 2021 and this will continue to increase our development costs as we work toward a 2023 release of the new INDYCAR game and our other planned product releases.

The Company expects to meet or exceed these numbers based on its current business, which may be impacted by, among other things, difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products or offerings, less than expected consumer acceptance of our products, less than expected effectiveness of our advertising and marketing plans, a slower than anticipated economic recovery as a result of the ongoing and prolonged COVID-19 pandemic and the other factors described in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q filed with the SEC during 2021, as well as in its subsequent filings with the SEC. Other assumptions on which this guidance is based include our current expectations as to external factors that our outside of our control, such as, without limitation, foreign exchange translation, tax policy and rates, interest rates, government stimulus spending, employment rates and consumer confidence.

Use of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA (the “Non-GAAP Measures”) are measures that are not defined by generally accepted accounting principles in the United States of America (“U.S. GAAP”). See the reconciliations of the Non-GAAP Measures to their most directly comparable U.S. GAAP measures in the financial tables above.

EBITDA, a measure used by management to assess our operating performance, is defined as net (loss) income plus interest (income) expense, depreciation and amortization, less income tax benefit. Adjusted EBITDA is defined as EBITDA adjusted to exclude: (i) IPO-related expenses; (ii) acquisition related expenses; (iii) gain attributable to equity method investment resulting from the acquisition of additional equity interest in the Company’s Le Mans joint venture; (iv) stock-based compensation expenses; and (v) other charges or gains resulting from non-recurring events, if any.

We use the Non-GAAP Measures to manage our business and evaluate our financial performance, as they have been adjusted for items that affect comparability between periods that we believe are not representative of our core ongoing operating business. Additionally, management believes that the Non-GAAP Measures are useful to investors because they enhance investors’ understanding and assessment of our performance and facilitate comparisons to prior periods and our competitors’ results.

Each of the Non-GAAP Measures is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, each of the Non-GAAP Measures is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments and debt service requirements. The Non-GAAP Measures have limitations as analytical tools, and investors should not consider any of such measures in isolation or as substitutes for our results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business that would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, our measures may not be comparable to other similarly titled measures of other companies. Reconciliations of the Non-GAAP Measures to their respective most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are presented in the tables within this release.

We do not provide a reconciliation for Adjusted EBITDA on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, certain acquisition related expenses and stock-based compensation expenses. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss the results. The live conference call can be accessed by dialing (877) 344-8082 from the U.S. or (213) 992-4618. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, combines innovative and engaging video games with exciting esports competitions and content for racing fans and gamers around the globe. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series, including NASCAR, INDYCAR, 24 Hours of Le Mans, KartKraft, rFactor 2 and the British Touring Car Championship (“BTCC”), across PC, PlayStation, Xbox, the Nintendo Switch and mobile. Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release, the related conference call and webcast that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) Motorsport Games’ future business, future results of operations and/or financial condition, including without limitation, as to the Company’s expectations that its full-year 2021 net revenues will be approximately $20.5 million and Adjusted EBITDA will be approximately a loss of $12.0 million; (ii) the expected future impact of new or planned products or offerings and the timing of launching such products and offerings, including, without limitation, the Company’s target release of NASCAR Heat Ultimate Edition+ for Nintendo Switch on November 19, 2021, and the Company’s expectation that the INDYCAR Series debut title will launch in 2023 on Xbox and PlayStation consoles as well as for PCs and that the INDYCAR Series esports events could kick off as early as this year; (iii) the Company’s expectations relating to the grand finale event for the 24 Hours of Le Mans virtual to be held on January 15-16, 2022 at Autosport International; (iv) the expected future impact of completed and pending acquisitions; and (v) the expected future impact of implementing management strategies and the impact of other industry trends. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of the Company’s new game titles, the Company’s experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new product launches, such as due to the ongoing and prolonged COVID-19 pandemic; (iii) less than expected consumer acceptance of the Company’s grand finale event for the 24 Hours of Le Mans virtual; and/or (iv) less than expected benefits from implementing the Company’s management strategies and/or adverse economic events that negatively impact industry trends, such as significant changes in the labor markets, an extended inflationary environment, tax increases impacting consumer discretionary spending and or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending. Factors other than those referred to above could also cause Motorsport Games’ results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) delays and higher than anticipated expenses related to the ongoing and prolonged COVID-19 pandemic; (ii) Motorsport Games’ ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (iii) Motorsport Games’ ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iv) unanticipated operating costs, transaction costs and actual or contingent liabilities; (v) the ability to attract and retain qualified employees and key personnel; (vi) adverse effects of increased competition; (vii) changes in consumer behavior, including as a result of general economic factors, such as increased inflation; (viii) Motorsport Games’ ability to protect its intellectual property; and/or (ix) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q filed with the SEC during 2021, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Ashley DeSimone

Ashley.DeSimone@icrinc.com

Media:

ASTRSK PR

motorsportgames@astrskpr.com

[1]Regarding the Company’s use of Adjusted EBITDA, which is a Non-GAAP financial measure, please see the note, “Use of Non-GAAP Financial Measures.”